Exhibit 10.1

EXECUTION VERSION

Loan and Security Agreement

between

SaaS Capital Funding II, LLC, as Lender

and

accelerize inc.

May 5, 2016

GENERAL SUMMARY OF TERMS

Facility Amount: up to $8,000,000.00

Borrowing Base: For each Advance, an amount equal to a multiple of four (4) times the Borrower’s Monthly Recurring Revenue minus an amount equal to 15% of Deferred Revenue.

Interest on Advances: For the Initial Advance, 10.25% per annum. For all subsequent Advances, a fixed interest rate per annum, which shall be equal to the greater of (a) 10.25% and (b) the sum of 9.21% plus the Three-Year U.S. Treasuries Rate determined as of the date of each such subsequent Advance.

Facility Fee: 1.0% per annum of the Facility Amount, payable on the Closing Date and, thereafter, annually in advance on each anniversary date of this Agreement (but not including the Final Advance Date).

Collateral Monitoring Fee: $750 per month, payable monthly in advance on or before the 15th day of each month through the Termination Date.

This summary is provided as a reference to certain key provisions contained in this Agreement, in the event any such terms are inconsistent with the corresponding terms located in this Agreement, the specific terms in this Agreement shall govern.

TABLE OF CONTENTS

1.	DEFINITIONS.	1
1.1	1
2.	ADVANCES AND TERMS OF PAYMENT.	1
2.1	Promise to Pay.	1
2.2	Collections and Fees.	2
2.3	Collections; Adjustments.	3
2.4	Power of Attorney.	3
3.	CONDITIONS OF ADVANCES.	3
3.1	Conditions Precedent to Initial Advance.	3
3.2	Conditions Precedent to all Advances.	4
4.	CREATION OF SECURITY INTEREST.	5
4.1	Grant of Security Interest.	5
4.2	Authorization to File Financing Statements.	5
5.	REPRESENTATIONS AND WARRANTIES.	5
5.1	Due Organization; Authorization; Enforceability.	6
5.2	Collateral; Security Interest.	6
5.3	Accounts.	6
5.4	Reserved.	6
5.5	Litigation.	6
5.6	No Material Deviation in Financial Statements.	6
5.7	Solvency.	6
5.8	Regulatory Compliance.	6
5.9	Subsidiaries.	6
5.10	Full Disclosure.	7
5.11	Delivered Items and Technical Items.	7
5.12	Compliance of Loan Documents and Borrowing with Laws, Etc.	7
5.13	Compliance with Law; Governmental Approvals.	7
5.14	Permitted Indebtedness.	7
5.15	Deposit Accounts and Securities Accounts.	7
6.	AFFIRMATIVE COVENANTS.	7
6.1	Government Compliance.	7
6.2	Financial Statements, Reports, Certificates.	7
6.3	Taxes.	8
6.4	Insurance.	8
6.5	Deposit Accounts and Securities Accounts.	9
6.6	Further Assurances.	9
6.7	Application Availability / Performance Monitoring.	9
6.8	Customer Data Backups.	9
6.9	[Reserved].	9
6.10	Hosting Control Agreement	9
6.11	Collateral.	9
6.12	Delivered Items and Technical Items.	9
6.13	Escrow Agreement.	10
6.14	Key Member of Management.	10
6.15	Credit Card Control Agreement.	10

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6.16	No Waivers, Extensions, Amendments.	10
6.17	Financial Covenants	10
6.18	Additional Subsidiaries	10
6.19	Disputes and Claims Regarding Accounts	10
7.	NEGATIVE COVENANTS.	10
7.1	Dispositions.	10
7.2	Changes in Business, Ownership, Management or Business Locations.	10
7.3	Mergers or Acquisitions.	11
7.4	Indebtedness.	11
7.5	Encumbrance.	11
7.6	Distributions; Investments.	11
7.7	Transactions with Affiliates.	11
7.8	Subordinated Debt.	11
7.9	Compliance.	11
7.10	Hosting Facility; Service Agreement.	11
7.11	Billing Practices.	11
7.12	Deposit Accounts and Securities Accounts.	11
7.13	Credit Card Processor.	11
7.14	Revenue Recognition.	12
7.15	Minimum Balance.	12
8.	EVENTS OF DEFAULT.	12
8.1	Payment and Minimum Balance Default.	12
8.2	Covenant Default.	12
8.3	Material Adverse Change.	12
8.4	Attachment.	12
8.5	Insolvency.	12
8.6	Other Agreements.	12
8.7	Judgments.	12
8.8	Misrepresentations.	12
8.9	Subordinated Debt.	13
8.10	Invalidity of Loan Documents	13
8.11	Change in Management	13
9.	LENDER’S RIGHTS AND REMEDIES.	13
9.1	Rights and Remedies.	13
9.2	Lender Expenses.	13
9.3	Lender’s Liability for Collateral.	14
9.4	Remedies Cumulative.	14
9.5	Demand Waiver.	14
9.6	Default Rate.	14
9.7	Licenses.	14
10.	NOTICES.	14
11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.	14
12.	GENERAL PROVISIONS.	15
12.1	Successors and Assigns.	15
12.2	Indemnification; Reimbursement.	15
12.3	Right of Set-Off.	15
12.4	Time of Essence.	15
12.5	Severability of Provision.	15
12.6	Amendments in Writing; Integration.	15
12.7	Counterparts.	15

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12.8	Survival.	15
12.9	Confidentiality.	15
12.10	Acknowledgement and Waiver.	16
12.11	Accounting and Other Terms.	16
12.12	Force Majeure.	16

Exhibit A          Description of Collateral

Exhibit B          Form of Compliance Certificate

Exhibit C          Form of Secured Promissory Note

Exhibit D          Form of Advance Request

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 5, 2016, between SaaS Capital Funding II, LLC, a Delaware limited liability company (“Lender”), and ACCELERIZE INC., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

1.	DEFINITIONS.

1.1     Capitalized terms used herein, but not otherwise defined are as set forth on Schedule 1 hereto. References contained in the definitions to documents or agreements shall include such document or agreements as they may be amended, restated or otherwise modified in accordance with the terms thereof.

2.	ADVANCES AND TERMS OF PAYMENT.

2.1     Promise to Pay. Borrower hereby unconditionally promises to pay Lender in cash the unpaid amount of each Advance hereunder with all interest and fees due thereon as and when due in accordance with this Agreement and the applicable Note.

2.1.1     Advances; Repayment.

(a)     Advances. Subject to the terms and conditions of this Agreement, Lender agrees to make, from time to time from the Closing Date to, but not including, the Final Advance Date, advances to or for the account of the Borrower on a revolving credit basis, upon the request of Borrower (each, an “Advance”); provided that Advances can only be made hereunder to the extent Availability exists at such time in an amount sufficient to make the requested Advance. Within the limits set forth in this Agreement, Borrower may borrow, repay and reborrow Advances hereunder. The proceeds of any Advance shall be used solely for working capital purposes and to refinance or pay off Indebtedness of the Borrower existing immediately prior to the Initial Advance and in no event shall any such proceeds in excess of $500,000 be used in connection with the Pending Litigation.

(b)     Revolving Advances. Subject to Section 2.1.1(a) above, (i) the Initial Advance shall be in an amount not less than the Initial Minimum Advance, and (ii) each subsequent Advance shall be in an amount not less than the Minimum Advance.

(c)     Promissory Notes. Each Advance hereunder shall be evidenced by a separate Note payable to the order of Lender, in the original principal amount of such Advance. Payments on each Note shall be effected by automatic debit of the appropriate funds (including payment of all applicable interest and fees) from the Collections Account. Each Advance shall be for an interest-only Stub Period, if applicable, as set forth in the Note relating to such Advance followed by an interest only period of six (6) months followed in turn by a thirty-six (36) month period of amortization and shall be governed by this Agreement and the terms set forth in the Note relating to such Advance. Notwithstanding the immediately preceding sentence, any Advance made less than twelve (12) months prior to the Final Advance Date shall be for a thirty-six (36) month period with an interest only period commencing on the date of such Advance continuing to and including the Final Advance Date and shall be governed by this Agreement and the terms set forth in the Note relating to such Advance.

(d)     Permitted Discretion. Lender may, but shall not be obligated to, conclusively rely on each Compliance Certificate and any other certificates, schedules or reports, including but not limited to MRR Reconciliation Reports in determining Monthly Recurring Revenue.

(e)     Requests for Advances. Requests from Borrower for an Advance shall be delivered to Lender in writing in substantially the form attached hereto as Exhibit D (each an “Advance Request”). Following the Initial Advance, Borrower may deliver additional Advance Requests to Lender, subject to the terms hereof governing Advance Requests and Advances, during the second calendar month immediately following the Closing Date (the “Second Advance Request Date”) and thereafter, Borrower may not deliver Advance Requests more frequently than once every third month, commencing on the Second Advance Request Date through the Final Advance Date. Each Advance Request shall: (i) be delivered on any date between the fifteenth (15th) day and the last day of any applicable calendar month, (ii) specify the requested amount of such Advance (which amount shall not be less than the Minimum Advance); and (iii) include a then current Compliance Certificate. Each Advance Request shall be irrevocable and binding on Borrower. Upon completion and satisfaction of the foregoing and the additional conditions for Advances set forth herein, each to the satisfaction of Lender, Lender shall make the requested Advance on or before the sixteenth (16th) day of the month immediately following the receipt of the corresponding Advance Request in accordance with the terms hereof (or if such date is not a Business Day, then on the immediately following Business Day). Notwithstanding the foregoing, and subject to the terms hereof, Borrower may deliver a final Advance Request on the date that is twenty (20) days prior to the Final Advance Date, and Lender shall make the requested Advance on the Final Advance Date.

(f)     Credit Quality; Confirmations. Lender may verify directly with any Person the validity, amount and other matters relating to any Account (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Lender from time to time in its sole discretion.

(g)     Accounts Notification/Collection. Upon the occurrence and during the continuation of an Event of Default, Lender may notify any Person owing Borrower money of Lender’s security interest in the funds and verify and/or collect the amount of such Account.

(h)     Maturity. Lender’s commitment to provide Advances under this Agreement shall terminate on the earlier of (i) the Final Advance Date and (ii) the date of termination of the commitments of Lender pursuant to Section 9.1(a); it being understood, for the avoidance of doubt, that, except as a result of Lender exercising any of its rights and remedies set forth herein, Borrower shall not be required to repay on such Final Advance Date any Advances that are not due and payable on the Final Advance Date pursuant to the terms of the respective Note and that all other provisions and terms of this Agreement, shall continue in existence until the full performance, payment and satisfaction of the Obligations.

(i)     Interest on Advances. Borrower shall pay interest on the outstanding amount of each Advance. Interest shall be payable on the outstanding amount of each Advance and shall accrue from the date such Advance is made to Borrower until the date such Advance is repaid pursuant to the terms of this Agreement and the respective Note. Upon the making of the Advance by Lender to Borrower, the scheduled payments, as set forth in the respective Note, shall be calculated based on an interest rate equal to (a) the Initial Rate for the Initial Advance and (b) for all subsequent Advances, the Advance Rate.

2.1.2     Repayment. Borrower will repay each Advance on the earliest of: (a) the payment dates (each of which shall be the fifteenth (15th) calendar day of each month, or if such date is not a Business Day, then on the immediately following Business Day) set forth in the Note issued in connection with each respective Advance or (b) the Termination Date.

2.1.3     Repayment on Event of Default. Upon the occurrence and during the continuation of an Event of Default, Borrower will, if Lender demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Lender) repay all Obligations.

2.2     Collections and Fees. Collections shall be applied to Advances as set forth below. For the avoidance of doubt, the Obligations shall include payment when due of the Facility Fee and the Collateral Monitoring Fee. Any unpaid fees or expenses shall accrue interest at the Default Rate as set forth in Section 9.6 hereof beginning on the thirty-first day following such fees or expenses becoming due or being invoiced or presented to Borrower for payment, as the case may be.

2.2.1     Collections. Collections will be credited to the Outstandings, plus interest on such Outstandings, in the order of the payments currently due and owing under each issued Note in accordance with the applicable amortization schedule attached to such Note; provided, however, if there is an existing and continuing Event of Default, Lender may apply Collections to the Obligations in any order it chooses.

2.2.2     Deductions. Subject to Section 2.2.3, Lender may deduct all fees (including but not limited to the Facility Fee and the Collateral Monitoring Fee), payments on Notes which are then due and owing, and other amounts due pursuant to this Agreement directly from any amounts on deposit in the Collections Account on the day due, to the extent such amounts have not otherwise been paid.

2.2.3     Collections Account; Account Collection Services. Borrower shall establish and maintain a deposit account with Pacific West Bank, which shall be governed by an Account Control Agreement and such deposit account shall be the Collections Account and a Lockbox, which shall be governed by a separate Lockbox Agreement or the Account Control Agreement that governs the Collections Account. Collections not directly received in the Collections Account or Lockbox shall be deposited into the Collections Account on a daily basis (or in the case of any payments made by credit card or through a credit card processor, immediately upon the receipt of such payments by any such credit card processor or upon deposit into an account maintained for the benefit of Borrower). The Collections Account shall contain, at all times during the Term, a minimum balance in an amount equal to the next Monthly Payment for all outstanding Advances in the aggregate (the “Minimum Balance”).

Within five (5) Business Days from the establishment of the Lockbox and in no event later than two (2) Business Days from the Closing Date, Borrower shall direct each End User to forward Collections to the Collections Account or Lockbox by sending out notices to each End User directing that electronic payments be sent to the Collections Account and that non-electronic payments be sent to the Lockbox. In the event Borrower shall receive Collections directly from an End User, such Collections shall be deemed held by Borrower in trust and as fiduciary for Lender. Borrower shall promptly transfer and deliver such Collections to the Collections Account and provide Lender with a detailed account of such Collections.

Prior to the occurrence of an Event of Default, Lender may debit the Collections Account (or another Secured Bank Account agreed to by the parties hereto) and apply the amounts so debited to the Obligations that are due and owing as follows: (i) first, to the outstanding payments then due as set forth in each Note and (ii) second, to the outstanding amount then due of any fees and expenses, such as the Facility Fee, the Collateral Monitoring Fee and other fees and expenses.

Upon the occurrence and during the continuation of an Event of Default, Lender may debit any Secured Bank Account and apply the amounts so debited to the Obligations as determined by Lender and otherwise exercise any rights Lender may have pursuant to this Agreement or Applicable Law.

This Section does not impose any affirmative duty on Lender to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof, including all amounts held in Deposit Accounts and Lockbox of Borrower, are Collateral and if an Event of Default occurs, Lender may apply the proceeds of such Accounts to the Obligations as it determines in its sole discretion.

2.2.4     Good Faith Deposit. Borrower has paid to Lender the Good Faith Deposit to initiate Lender’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Lender Expenses will be applied to the Facility Fee on the Closing Date.

2.3     Collections; Adjustments.

2.3.1     Costs of Collections and Expenses Related to Secured Bank Accounts. All costs of and expenses relating to collection of Borrower’s Accounts, including, without limitation, out of pocket expenses, administrative and record keeping costs, attorney’s fees and all service charges and costs related to the establishment and maintenance of the Secured Bank Accounts, shall be the sole responsibility of Borrower, whether the same are incurred by Lender or Borrower, and Lender, in its sole discretion, may charge the same against Borrower and the same shall be deemed part of the Obligations hereunder. Borrower hereby indemnifies and holds Lender harmless from and against any liability, loss or damage with respect to any Collection deposited in any Secured Bank Account which is dishonored or returned for any reason. Lender shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender under this Agreement, except losses or damages resulting from Lender’s gross negligence or willful misconduct.

2.3.2     Adjustments. If at any time during the Term any End User asserts an Adjustment exceeding Fifty Thousand Dollars ($50,000) or if any of the representations, warranties or covenants set forth in Section 5.3 is no longer true in all material respects, Borrower will promptly advise Lender in writing.

2.4     Power of Attorney. Borrower irrevocably appoints Lender and its agents, successors and assigns as attorney-in-fact and authorizes Lender, to: (i) following the occurrence and during the continuation of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Accounts; (ii) following the occurrence and during the continuation of an Event of Default, demand, collect, sue, and give releases to any End User for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Accounts, including filing a claim or voting a claim in any bankruptcy case in Lender’s or Borrower’s name, as Lender chooses; (iii) following the occurrence and during the continuation of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) following the occurrence and during the continuation of an Event of Default, enter Borrower’s facilities and operate Borrower’s business, and prepare and sign Borrower’s name on any documents or Instruments required to operate Borrower’s business (including but not limited to the use of all proceeds of all Accounts, for purposes of paying Borrower’s daily business operation expenses); (v) following the occurrence and during the continuation of an Event of Default, receive, open, and dispose of mail addressed to Borrower; (vi) following the occurrence and during the continuation of an Event of Default, endorse Borrower’s name on checks or other Instruments received in the Lockbox (to the extent necessary to pay amounts due and owing pursuant to this Agreement); (vii) following the occurrence and during the continuation of an Event of Default, notify all End Users to make payments to the Lockbox; and (viii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any Instruments, documents, financing statements and continuation statements to perfect Lender’s security interests (or maintain such perfection) in the Collateral and do all acts and things necessary or expedient, as determined by Lender, to protect or preserve, Lender’s rights and remedies under this Agreement, as directed by Lender.

3.	CONDITIONS OF ADVANCES.

3.1     Conditions Precedent to Initial Advance. Lender’s agreement to make the Initial Advance is subject to, among other things, the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, including satisfactory completion of all necessary due diligence on the Borrower, its business and the Collateral, as Lender may deem necessary or appropriate, including, without limitation, the following, each, as applicable, duly executed and delivered to Lender:

(a)     this Agreement (including all schedules and exhibits hereto);

(b)     a Note representing the Initial Advance;

(c)     an Officer’s Certificate of Borrower certifying to the following: (i) incumbency; (ii) Organizational Documents; and (iii) borrowing resolutions of Borrower;

(d)     a Good Standing Certificate from the State of Delaware (and an equivalent certificate from each jurisdiction where Borrower is authorized to do business);

(e)     (i) Account Control Agreements covering each of the Collections Account and the Operating Accounts (and any other Secured Bank Account) evidencing, that Lender has “control” (as such term is defined in the Code) of or an otherwise perfected lien on each of the Collections Account and the Operating Accounts (and any other Secured Bank Account) and (ii) any additional bank or account documentation necessary and sufficient to provide Lender (or an agent thereof) with access to and rights in each of the Collections Account and the Operating Accounts (and any other Secured Bank Account) in accordance with the terms hereof and any corresponding Account Control Agreement;

(f)     [reserved;]

(g)      the Patent, Trademark and Copyright Security Agreement;

(h)     the Warrant;

(i)     a Subordination Agreement, in form and substance reasonably satisfactory to Lender, among Agility Capital II, LLC, Lender and Borrower;

(j)     a current Monthly Reporting Package;

(k)     Code lien, judgment, bankruptcy and tax lien searches of Borrower, reasonably satisfactory to Lender and its counsel;

(l)     the insurance certificates, endorsements and related information required under Section 6.4 hereof;

(m)     Lockbox Agreement, provided that the Lockbox is not already covered by the Account Control Agreement governing the Collections Account;

(n)     a payoff letter from Pacific Western Bank and evidence reasonably acceptable to Lender that, substantially simultaneous with the Initial Advance, Pacific Western Bank shall be paid in full and all agreements evidencing the Indebtedness owing by Borrower to Pacific Western Bank shall be terminated and all Liens thereunder released; and

(o)     such other agreements, including, but not limited to any subordination agreements, documents, and completion of such other matters, including but not limited to the payoff of any prior existing Indebtedness and corresponding releases, and/or additional information (which may include items delivered to Lender in connection with any Escrow Agreement and the transactions contemplated thereunder), as Lender may reasonably deem necessary or appropriate.

3.2     Conditions Precedent to all Advances. Lender’s agreement to make any Advance, including the Initial Advance, is subject to the following:

(a)     timely receipt, in accordance with Section 6.2(a) of this Agreement of the Compliance Certificate (with all exhibits and schedules thereto) and an Advance Request;

(b)     as of the date of such Advance, and before and after giving effect thereto, Borrower shall be in compliance with all terms and provisions set forth herein and in the other Loan Documents to be observed or performed by Borrower;

(c)     as of the date of such Advance, and before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(d)     as of the date of such Advance, Borrower shall have sufficient Availability in order to give effect to such Advance as determined by Lender on the basis of an Advance Request and the most recent Compliance Certificate delivered by Borrower to Lender;

(e)     Lender shall have received such other approvals or documents as it may reasonably request consistent with the terms of this Agreement; and

(f)     each of the representations and warranties in Section 5 (as well as any other statements set forth herein) shall be true and correct in all material respects (except to the extent such representation and warranty relates to a specific date in which case the representation and warranty shall be true and correct in all material respects as of such date) on the date of the Compliance Certificate and on the effective date of each Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true and correct in all material respects (except to the extent such representation and warranty relates to a specific date in which case the representation and warranty shall be true and correct in all material respects as of such date).

4.	CREATION OF SECURITY INTEREST.

4.1     Grant of Security Interest. Borrower hereby grants to Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing first priority security interest in and Lien on, and pledges and assigns to Lender all of Borrower’s rights, title and interests in and to, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, except for Permitted Liens. Borrower will, from time to time and at Borrower’s expense, promptly execute and deliver all further instruments and documents (including the delivery of certificated securities, if any), authenticate, execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as Lender may reasonably request, in order to perfect and protect any pledge, assignment, or security interest granted or purported to be granted hereby, and the priority thereof as a first priority security interest, subject only to Permitted Liens.

Except as noted on Schedule 4.1, Borrower is not a party to, nor is Borrower bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Without prior consent from Lender, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a Material Adverse Change. Borrower shall take all necessary steps to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Lender to have a first priority security interest in and Lien over it (subject to Permitted Liens) that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

This Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations have been paid in full. Upon termination of this Agreement and payment in full of all Obligations, Borrower shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Loan Documents and Lender shall, at the request and expense of Borrower, deliver all the Collateral in its possession to Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all Liens of Lender shall re-attach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by Lender in connection therewith shall be deemed included as part of the Obligations. If Borrower shall at any time, acquire a commercial tort claim in excess of $50,000, Borrower shall promptly notify Lender in a writing signed by Borrower providing the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.2     Authorization to File Financing Statements. If such authorization has not already been delivered as of the date hereof, Borrower hereby authorizes Lender to file financing statements, continuation statements or any other documentation, without notice to Borrower, with all appropriate jurisdictions in order to perfect, maintain such perfection or protect Lender’s interest or rights hereunder and under the other Loan Documents, which financing statements and continuation statements may indicate the Collateral as “all assets of the debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows:

5.1     Due Organization; Authorization; Enforceability. Borrower and each Subsidiary, if any, is duly existing and in good standing in its respective jurisdiction of formation and qualified and licensed to do business in, and in good standing (or the equivalent thereof) in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Lender that: (a) Borrower’s exact legal name is that indicated on Schedule 5.1 and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth on Schedule 5.1; (c) Schedule 5.1 accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) Schedule 5.1 accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Schedule 5.1 (and each other schedule hereto) pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Lender of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s Organizational Documents, nor constitute an event of default under any material agreement by which Borrower is bound and the Loan Documents constitute legal, valid and binding obligations of Borrower and any Subsidiary, as applicable, enforceable against Borrower, and any such Subsidiary, in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Neither Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to cause a Material Adverse Change.

5.2     Collateral; Security Interest. Except for Permitted Liens, Borrower has good title to the Collateral, free and clear of Liens. Borrower has no deposit accounts or securities accounts, other than the deposit accounts and securities accounts described on Schedule 5.2a, and for each such account described on Schedule 5.2a, Borrower has provided Lender with an Account Control Agreement. Except as may be noted on Schedule 5.2b, the Collateral is not in the possession of any third party bailee (such as a warehouse). None of the Collateral shall be maintained at locations other than as provided on Schedule 5.2c.

The grant of the security interest to Lender by Borrower hereunder is effective to create, in favor of Lender, a valid first priority security interest in all of the right, title and interest of Borrower in, to and under the Collateral (subject to Permitted Liens), and assuming that (i) the Collateral constitutes the types of Collateral in which a security interest may be perfected by the filing of a financing statement and (ii) such financing statement is in the appropriate form and is properly filed, Lender shall have a perfected first priority security interest over the Collateral, subject to any Permitted Liens. As of the Closing Date, the Borrower (or any Subsidiary thereof), is not the owner of (i) any copyright applications or registrations, (ii) any patent applications or issued patents, including without limitation design and utility patents, utility models, industrial designs, improvements, divisions, continuations, renewals, reissues, reexaminations, extensions and continuations-in-part of the same and the inventions disclosed or claimed therein or (iii) any trademarks, service marks and applications therefore, whether registered or not, other than those items set forth in the Patent, Trademark and Copyright Security Agreement. Upon the Borrower (or any Subsidiary thereof) acquiring any right, title or interest to or in any additional Intellectual Property, Borrower shall promptly deliver to Lender any amendment or supplement to the Patent, Trademark and Copyright Security Agreement, all in a form satisfactory to Lender, in connection with such additional Intellectual Property.

5.3     Accounts. Borrower represents and warrants for each Account that it is the owner with full legal right to sell, transfer, assign and encumber each such Account.

5.4     Reserved.

5.5     Litigation. Other than as set forth in the Loan Documents or on Schedule 5.5, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision would reasonably be expected to cause a Material Adverse Change.

5.6     No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations in accordance with the internal reporting and accounting methodology consistently applied by Borrower. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.7     Solvency. Borrower is able to pay its debts (including trade debts) as they mature and become due.

5.8     Regulatory Compliance. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any Subsidiary is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which would reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of any Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes (including but not limited to all sales tax), except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.9     Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10     Full Disclosure. Except as set forth on any Schedule hereto, no written representation, warranty or other statement of Borrower or any Subsidiary in any Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements not, in light of the circumstances in which they were made, misleading.

5.11     Delivered Items and Technical Items. Borrower possesses or maintains control over all of the Technical Items and Delivered Items. Borrower further hereby agrees and acknowledges that all of the Technical Items and Delivered Items in its possession (or under its control, as the case may be) constitute all of the current items necessary for any Person to build, operate and use the application and/or production environment maintained by Borrower for the benefit of its customers.

5.12     Compliance of Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by Borrower of the Loan Documents, in accordance with their respective terms, the making of the Advances hereunder or in connection herewith and the transactions contemplated by the Loan Documents do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Applicable Law relating to Borrower, (b)  conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to the Borrower, except to the extent such conflict, breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than Permitted Liens or (d) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of any Loan Document other than (i) consents or filings under the Code, (ii) notice filings under applicable federal and state securities laws, and (iii) any filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

5.13     Compliance with Law; Governmental Approvals. Borrower and each Subsidiary (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Change.

5.14     Permitted Indebtedness. On the date hereof, neither Borrower nor any Subsidiary is obligated under or in connection with any Indebtedness, other than Permitted Indebtedness, and any Indebtedness or other financing obligations existing prior to the date hereof, other than Permitted Indebtedness, have been paid in full, terminated and are of no further effect and any liens or obligations in connection therewith have been released.

5.15     Deposit Accounts and Securities Accounts. Schedule 5.2a sets forth, identifies and describes all of the deposit and securities accounts maintained by or on behalf of Borrower, including any accounts utilized in connection with credit card payments made by End Users.

6.	AFFIRMATIVE COVENANTS.

   Borrower shall and covenants to do all of the following:

6.1     Government Compliance. Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change with respect to Borrower’s or any Subsidiaries’ business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2     Financial Statements, Reports, Certificates.

(a)     Within fifteen (15) days after the last day of each month Borrower shall deliver to Lender the following documents and information (collectively, the “Monthly Reporting Package”):

(i)     Compliance Certificate signed by a Responsible Officer in the form of Exhibit B;

(ii)     a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more;

(iii)     the financial information set forth in part (ii) of Schedule 6.2;

(iv)     budgets, sales projections, operating plans or other financial information reasonably requested by Lender;

(v)     a calculation reflecting the Borrowing Base for such month.

(b)     Prior to the occurrence and continuation of an Event of Default, Borrower will allow Lender to audit, on an annual basis and upon reasonable notice to Borrower, the Collateral, including, but not limited to, Borrower’s Accounts, at Borrower’s expense which expenses shall not exceed $850 per day plus any reasonable out-of-pocket costs and expenses incurred by Lender. After the occurrence and during the continuance of an Event of Default, Lender may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at any time and at Borrower’s expense and at Lender’s sole and exclusive discretion and without notification or authorization from Borrower.

(c)     Upon Lender’s request, Borrower shall provide, within five (5) Business Days, a written report respecting any Account and such report shall include any information reasonably requested by Lender.

(d)     Upon the occurrence and during the continuation of an Event of Default, Borrower shall deliver to Lender the Monthly Reporting Package, or its individual components, at all such times as Lender may request and as frequently as reasonably requested by Lender.

(e)     Within three (3) Business Days after any Responsible Officer learns or has knowledge of the occurrence of any Event of Default, Borrower shall deliver to Lender a certificate of a Responsible Officer setting forth the details of such Event of Default and the action which Borrower has taken or proposes to take with respect thereto.

(f)     Within three (3) Business Days of receipt by Borrower from Hosting Servicer of any notice of default under, termination of or intent to terminate the Service Agreement, Borrower shall provide a copy of such notice to Lender.

(g)     Borrower shall deliver the annual financial information required pursuant to part (i) of Schedule 6.2.

(h)     Promptly upon receipt thereof (unless restricted by Applicable Law or applicable professional standards), Borrower shall deliver to Lender copies of all material reports, if any, submitted to Borrower by its independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and the Subsidiaries made by such accountants, including, without limitation, any management report and any management responses thereto.

(i)     Promptly after the same are available, Borrower shall deliver to Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to Lender pursuant hereto. Documents required to be delivered to Lender pursuant to this Section 6.2(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents or provides a link thereto on Borrower's website on the Internet or (ii) on which such documents are posted on Borrower's behalf on an Internet website to which Lender has access (e.g. EDGAR or other similar website); provided, that Borrower shall deliver paper copies of such documents to Lender, if Lender requests in writing, that Borrower deliver such paper copies, until a written request to cease delivering paper copies is given by Lender. Notwithstanding anything to the contrary contained herein, in every instance Borrower shall be required to provide to Lender copies (by telecopier or electronic mail) of the financial information required by Sections 6.2(a)(iii) and 6.2(g), along with the Compliance Certificate required by Section 6.2(a)(i).

(j)     Promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary of Borrower, Borrower shall deliver to Lender, to the extent not prohibited by Applicable Law, copies of each notice or correspondence received from the SEC (or comparable agency in any non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof.

(k)     Promptly, Borrower shall deliver to Lender any other information reasonably requested by Lender.

6.3     Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all applicable and material federal, state (including but not limited to sales tax), and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Lender, on demand, appropriate certificates attesting to such payments or resolution.

6.4     Insurance.(a)      Borrower shall keep its business, each Subsidiary’s business and the Collateral insured for risks and in amounts as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and issued by such insurance carriers as are acceptable to Lender. All property policies shall have a lender loss payable endorsement showing Lender as a lender loss payee and all liability policies shall show Lender as an additional insured. All insurance policies shall provide that the insurer must give Lender at least thirty (30) days’ prior written notice before canceling its policy. At Lender’s request, Borrower shall deliver to Lender certified copies of policies and evidence of all premium payments. Proceeds payable under any policy in excess of Fifty Thousand Dollars ($50,000) shall, at Lender’s option, be payable to Lender for application to the Obligations; provided that, so long as an Event of Default is has not occurred and is continuing, such proceeds shall not be required to be so applied to the extent Borrower applies such proceeds as follows:

(a)     to satisfy (or reimburse Borrower which has discharged) any liability, charge or claim upon Borrower; or

(b)     in the replacement, reinstatement and/or repair of assets of Borrower, which have been lost, destroyed or damaged,

in each case, as a result of the events or circumstances giving rise to the relevant recovery claim, if Borrower provides Lender prior written notice of such application and the proceeds are so applied as soon as possible (but in any event within forty-five (45) days after receipt by Borrower in respect of proceeds to be applied in accordance with paragraph (a) above, or ninety (90) days after receipt by Borrower in respect of proceeds to be applied in accordance with paragraph (b) above or, in either case, such longer period as Lender may agree). If Borrower fails to maintain insurance as required under this Section or to pay any amount or to furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section and take any action under the policies Lender deems prudent, with the expense of such policies and payment being billed to Borrower or added to the Obligations, each at Lender’s discretion.

6.5     Deposit Accounts and Securities Accounts. Prior to opening any deposit or securities account, Borrower shall identify to Lender, in writing, such account. In addition, for each such account that Borrower at any time opens or maintains (other than the money market account maintained with Pacific Western Bank to cash collateralize credit card Indebtedness permitted under Section 7.4), Borrower (i) acknowledges that any rights to such accounts and assets held therein constitute Collateral hereunder and (ii) shall, promptly upon Lender’s request, enter into an Account Control Agreement in connection with such account with the depository bank or securities intermediary, under which, such depository bank or securities intermediary shall, among other things, acknowledge and agree that such account and all proceeds therein constitute Collateral hereunder.

6.6     Further Assurances. Borrower shall execute any further documents, agreements or Instruments and take any further action as Lender requests to perfect, maintain perfection or continue Lender’s first priority security interest in the Collateral (subject to Permitted Liens) or to effect the purposes of this Agreement or the other Loan Documents.

6.7     Application Availability / Performance Monitoring.

(a)     Within thirty (30) days of the Closing Date, and at all times thereafter during this Agreement, at the times set forth in Section 6.2(a), Borrower shall report monthly performance and operational metrics to Lender as set forth in the Compliance Certificate.

(b)     Upon Lender request, Borrower shall provide Lender access to a page at each physical location where the application is hosted and / or specific IP addresses of relevant application and database servers that can be accessed by an automated monitoring tool. The page should execute a login or other reasonably complex application action that includes the request traversing the application and data access layers to the underlying database infrastructure. Lender may monitor the page(s) with automated tools as Lender may choose at a periodic interval of 30 minutes or greater and such monitoring may be performed remotely from Lender’s facilities or from a third-party location as contracted by Lender.

6.8     Customer Data Backups. At all times during this Agreement, Borrower shall perform nightly back-up including at a minimum weekly secure off-site storage of said back-ups of all customer data in accordance with the terms of the controlling services agreement, provided that the Borrower shall not change such processes without Lender’s prior written consent, which consent will not be unreasonably withheld.

6.9     [Reserved].

6.10   Hosting Control Agreement. Upon Lender’s written request, Borrower shall maintain, at all times during this Agreement, a Hosting Control Agreement. Borrower shall provide Lender with copies of any amendments, modifications, or amendment and restatements of the applicable Service Agreement.

6.11   Collateral. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral exceeding Ten Thousand Dollars ($10,000) in value to a bailee, then Borrower will first receive the written consent of Lender, which consent may not be unreasonably withheld, and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Lender.

6.12   Delivered Items and Technical Items. Borrower shall maintain the Delivered Items and Technical Items in their most current and up to date form and, if and to the extent necessary, the Delivered Items and the Technical Items shall be updated at the expense of the Borrower.  From time to time, upon five (5) days prior notice, Lender may request from Borrower, and use, the Delivered Items and the Technical Items, subject to any Escrow Agreement, to build and test the application and/or production environment Borrower maintains for the benefit of its customers.  At Lender’s discretion, Lender may undertake such work and testing either at Borrower’s location or at another secure location of Lender’s choice.

6.13   Escrow Agreement. At any time, Lender may request that Borrower enter into an Escrow Agreement in a form reasonably acceptable to Lender and which governs the Technical Items and the Delivered Items. Upon Lender’s request, Borrower shall, within fifteen (15) Business Days of such request, use all commercially reasonable efforts to execute and deliver such Escrow Agreement to Lender.

6.14   Key Member of Management. Borrower shall notify Lender within ten (10) Business Days of any Key Member of Management change.

6.15   Credit Card Control Agreement. At any time, Lender may request that Borrower enter into a credit card control agreement in a form reasonably acceptable to Lender and among Borrower, Lender, the Credit Card Control Agent and any other party thereto (the “Credit Card Control Agreement”). Upon Lender’s request, Borrower shall, within fifteen (15) Business Days of such request, use all commercially reasonable efforts to execute and deliver such Credit Card Control Agreement (along with any other documents or instruments requested by Lender in connection therewith) to Lender.

6.16   No Waivers, Extensions, Amendments. Other than in the ordinary course of business and in accordance with its business practices prior to the execution and delivery of this Agreement, Borrower will not, without Lender’s prior written consent, grant any extension of the time of payment of any Account in excess of $50,000, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever.

6.17   Financial Covenants. Borrower shall comply with the financial covenants set forth on Schedule 6.17 of this Agreement.

6.18   Additional Subsidiaries. Promptly after the creation or acquisition of any Subsidiary, in each case, pursuant to the terms of this Agreement (and in any event within thirty (30) days after such creation or acquisition), Borrower shall cause such Subsidiary to (i) in the case of a Domestic Subsidiary, become obligated to guarantee repayment of the Advances and other amounts payable under the Loan Documents by delivering to Lender a guaranty agreement in form and substance satisfactory to Lender or such other document as Lender shall deem appropriate for such purpose, (ii) in the case of a Domestic Subsidiary, grant a first-priority security interest (and perfect such interest) in all Collateral (subject to the exceptions specified in this Agreement) owned by such Subsidiary by delivering to Lender a security agreement in form and substance satisfactory to Lender or such other document as Lender shall deem appropriate for such purpose, (iii) deliver to Lender such documents and certificates referred to in Section 3.1 as may be reasonably requested by Lender, (iv) deliver to Lender such documents as are required to perfect Lender's Lien in the Equity Interests of such Subsidiary or other certificates and stock or other transfer powers evidencing Equity Interests of such Subsidiary consistent with the terms of this Agreement, as may be requested by Lender, (v) deliver to Lender such other documents as may be reasonably requested by Lender, all in form, content and scope reasonably satisfactory to Lender, in each case, at Borrower’s cost and expense.

6.19     Disputes and Claims Regarding Accounts. Borrower shall use all commercially reasonable efforts to collect promptly all disputes and claims with any customer or End User in excess of Fifty Thousand Dollars ($50,000) per such dispute or claim (each a “Qualified Claim”), at no expense to Lender, but no discount, credit or allowance outside the ordinary course of Borrower’s business, consistent with past practice, or material adverse extension, compromise or settlement of an Account shall be granted to any customer or End User, with respect to a Qualified Claim, without Lender’s prior written consent.

7.	NEGATIVE COVENANTS.

Borrower shall not do any of the following, without Lender’s prior written consent:

7.1     Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business, assets or property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete equipment; and (iv) of cash or cash equivalents in the ordinary course of business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents and that is consistent with past practices.

7.2     Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or permit any change in Borrower’s ownership greater than thirty (30%) percent (other than by the sale of Borrower’s equity securities in a public offering or to venture capital fund or private equity fund investors (in each case having investments in at least 10 other portfolio companies), so long as Borrower identifies to Lender the venture capital or private equity investors prior to the closing of the investment). Borrower shall not: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses other than those previously disclosed to the Lender, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization unless, in each case, Lender has received at least fifteen (15) Business Days’ prior written notice from Borrower thereof and Borrower has executed and delivered to Lender such financing statements and other instruments as are required or appropriate in Lender’s discretion to continue the perfection of Lender’s security interest and such financing statements or other instruments have been filed, as applicable, in advance of the applicable relocation or change listed in items (i) through (v) above.

7.3     Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4     Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5     Encumbrance. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or convey any right to receive income or proceeds of any Collateral, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein.

7.6     Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, pay any dividends or make any distribution with respect to, or pay or redeem, retire or purchase any Equity Interests of Borrower or any Subsidiary in an aggregate amount exceeding Three Hundred Thousand Dollars ($300,000) during the term of this Agreement, unless such payment or distribution is made in connection with the Warrant; or (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, make any payments, as a result of settlement or otherwise, in connection with the Pending Litigation in excess of $500,000.

7.7     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8     Subordinated Debt. Make or permit any payment on any Subordinated Debt, if any, except in accordance with the terms of any subordination agreement relating to such Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Lender’s prior written consent.

7.9     Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do any of the above.

7.10   Hosting Facility; Service Agreement. Change the provider of any Hosting Facility (other than the migration from Rackspace to AWS) without prior written consent of the Lender, which consent shall not be unreasonably withheld, (ii) materially amend, supplement or otherwise modify the Service Agreement without Lender’s prior written consent, which consent will not be unreasonably withheld or (iii) terminate the Service Agreement, other than in connection with the migration from Rackspace to AWS, without the prior written consent of Lender, which consent will not be unreasonably withheld.

7.11   Billing Practices. Change its billing and collection practices in any material respect, including accelerate any billing or collection activities other than in the ordinary course of business consistent with past practices.

7.12   Deposit Accounts and Securities Accounts. Change, close or otherwise alter the nature of any deposit or securities account maintained by or on behalf of Borrower, and Borrower shall not direct or permit any Subsidiary to direct the deposit of funds into any deposit or securities account other than as permitted hereunder.

7.13   Credit Card Processor. Change any credit card processor or direct or allow any amounts received by any credit card processor to be ultimately deposited into any account other than the Collections Account.

7.14   Revenue Recognition. Modify its revenue recognition policies or methods in any material respect.

7.15   Minimum Balance. Allow the amount on deposit in the Collections Account to fall below the Minimum Balance.

8.	EVENTS OF DEFAULT.

Any one of the following is an Event of Default:

8.1     Payment and Minimum Balance Default.

8.1.1     Borrower fails to pay any of the Obligations when due.

8.1.2     Borrower fails to maintain the Minimum Balance in the Collections Account and such failure shall continue for more than three (3) consecutive Business Days.

8.2     Covenant Default.

8.2.1     Borrower fails to comply with any of the financial covenants set forth on Schedule 6.17 hereof and has failed to cure such default as provided in this Section 8.2.1. Upon the occurrence and during the continuation of an Event of Default arising solely from the breach of one or more of the covenants set forth on Schedule 6.17, Borrower may cure such default by a capital contribution, in the form of cash in an amount equal to the relevant shortfall. Such capital contribution shall not be used to cure more than one (1) period of default and shall be used only for the purpose of curing such default in such period. Borrower shall have fifteen (15) days after the occurrence of such Event of Default to receive the payment of the permitted capital contribution (the “Contribution Cure Period”) and cure such Event of Default, and during such Contribution Cure Period, Lender shall not exercise any of its rights and remedies set forth in Section 9 of this Agreement with respect to the Event of Default that is the subject of this cure right.

8.2.2     (a) Borrower fails or neglects to perform any other obligation in Section 6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement (excluding those listed in Sections 8.1 and 8.2.1) or any other Loan Document or (b) Borrower fails or neglects to perform or comply with any other term, provision, condition, covenant or agreement (excluding those listed in Sections 8.1, 8.2.1 and 8.2.2(a)) that can be cured and has failed to cure such default within fifteen (15) days after the occurrence thereof.

8.3     Material Adverse Change. A Material Adverse Change occurs and is not cured within thirty (30) days after Borrower receives written notice from Lender of or has knowledge of such Material Adverse Change.

8.4     Attachment. (i) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in thirty (30) days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iii) a judgment or other claim, other than in connection with the Pending Litigation, in excess of Two Hundred Thousand Dollars ($200,000) becomes a Lien on a portion of Borrower’s assets, which is not paid within thirty (30) days; (iv) a judgment or other claim in connection with the Pending Litigation, in excess of One Million Five Hundred Thousand Dollars ($1,500,000) becomes a Lien on a portion of Borrower’s assets, which is not paid within thirty (30) days; or (v) a notice of any Lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and either (x) is not paid within thirty (30) days after Borrower receives notice or (y) placed into an escrow cash collateral account an amount equal to such lien, levy or assessment.

8.5     Insolvency. (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Advances shall be made before any Insolvency Proceeding is dismissed).

8.6     Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of Borrower in an amount in excess of Fifty Thousand Dollars ($50,000) or that could result in a Material Adverse Change.

8.7     Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of (i) other than in connection with the Pending Litigation, at least Two Hundred Thousand Dollars ($200,000) or (ii) with respect to the Pending Litigation, more than One Million Five Hundred Thousand Dollars ($1,500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no further Advances will be made prior to the satisfaction or stay of such judgment).

8.8     Misrepresentations. If Borrower or any Key Member of Management acting for Borrower makes any material misrepresentation or material misstatement now or later in any representation or warranty in this Agreement or in any writing delivered to Lender to induce it to enter this Agreement or any Loan Document.

8.9     Subordinated Debt. An event of default or breach occurs under any loan agreement, or other document governing any Subordinated Debt, that results in the acceleration of the obligations of Borrower under such loan agreement or other document.

8.10     Invalidity of Loan Documents. Any Loan Document shall fail to be in full force and effect or to give Lender the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority (subject to Permitted Liens), perfected Lien on a material portion of the Collateral (except as otherwise permitted by any such Loan Document).

8.11     Change in Management. Any of the persons holding the positions of chief operating officer, chief financial officer or chief technology officer as of the date hereof, shall cease to be involved in the day to day operations or management of the business of Borrower, unless a successor of such officer is appointed by the Board of Directors of Borrower on a permanent basis within sixty (60) days of such cessation of involvement, and in each case, such successor is reasonably satisfactory to Lender.

9.	LENDER’S RIGHTS AND REMEDIES.

9.1     Rights and Remedies. Upon the occurrence of an Event of Default, Lender may, without notice or demand, do any or all of the following:

(a)     Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall become immediately due and payable and its commitment to make Advances hereunder shall automatically terminate, in each case, without any action by Lender) and terminate its commitment to make Advances hereunder;

(b)     Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)     Settle or adjust disputes and claims directly with End Users for amounts, on commercially reasonable terms and in any order that Lender considers advisable and notify any Person owing Borrower money of Lender’s security interest in such funds and verify the amount of such Account. Borrower shall collect all payments in trust for Lender and, if requested by Lender, immediately deliver the payments to Lender in the form received from the End User, with proper endorsements for deposit;

(d)     Make any payments and do any acts it considers necessary or commercially reasonable to protect its security interest in the Collateral, including but not limited to, taking assignment of all, or part, of the underlying contracts of Borrower relating to any Accounts and/or any other Collateral to the extent such assignment does not violate the terms thereof. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all reasonable expenses incurred;

(e)     Apply to the Obligations any amount held by Lender owing to or for the credit or the account of Borrower;

(f)     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral in accordance with Applicable Law;

(g)     Enter Borrower’s premises and hosting and other facilities for purposes of operating Borrower’s business. Use the Delivered Items and/or the Technical Items. Take possession of or use any Delivered Items and/or Technical Items, as applicable, without Borrower’s permission or consent, in accordance with the terms hereof or any Escrow Agreement. Make any payments and do any acts it considers necessary or commercially reasonable in connection with the operation of Borrower’s business, including but not limited to, collection of proceeds of all Accounts, and direction of payments from the Secured Bank Accounts, hire Borrower’s employees or independent contractors, and any other account of Borrower, for purposes of paying all fees and expenses related to the operation of Borrower’s business;

(h)     Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement, Hosting Control Agreement, Escrow Agreement or similar agreements entered into in connection with any Collateral; and

(i)     Exercise all rights and remedies available at law or in equity and dispose of the Collateral according to the Code.

9.2     Lender Expenses. Any amounts paid by Lender as provided in Section 9.1 shall constitute Lender Expenses and are immediately due and payable, and shall bear interest at the Default Rate until paid and be secured by the Collateral. No payments by Lender shall be deemed to be (i) an agreement to make similar payments in the future or (ii) Lender’s waiver of any Event of Default.

9.3     Lender’s Liability for Collateral. So long as Lender complies with commercially reasonable market practices regarding the safekeeping of collateral, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral. Lender shall be deemed to have exercised commercially reasonable market practices in the custody and preservation of any Collateral if such Collateral is accorded treatment substantially equal to that which Lender accords its own property of similar nature.

9.4     Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver or a waiver of any other Event of Default. Lender’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it was given.

9.5     Demand Waiver. Borrower waives demand, notice of dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, Instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

9.6     Default Rate. Upon the occurrence and during the continuation of an Event of Default hereunder or under any other Loan Document, all Obligations then due and owing shall immediately, without any further action by Lender, accrue interest at an additional rate equal to the Default Rate until such Event of Default is cured in full (including the payment of any Default Interest accrued through such time of cure).  The “Default Rate” is a rate equal to six percent (6%) per annum in excess of the rate for the Initial Advance or any subsequent Advance, as applicable; provided, however, that in no event shall any rate set forth in this Agreement or any other Loan Document be in excess of the amount permitted to be charged by law. If no rate for any Obligation is set forth herein or in any other Loan Document, then such Obligation shall bear interest at a rate equal to six percent (6%) per annum in excess of the rate applicable to the Initial Advance. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

9.7     Licenses. Borrower hereby grants Lender a license to enter and occupy any of its premises, without charge, but subject to the applicable lease, to exercise any of Lender’s rights or remedies. Furthermore, Borrower hereby grants Lender a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s software, labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in operating Borrower’s business, completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9. Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit. The licenses granted in this Section 9.7 shall only be effective upon the occurrence and during the continuation of an Event of Default.

10.	NOTICES.

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses set forth on Schedule 10 hereto and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one (1) Business Day after deposit with an overnight delivery service; or (d) when delivered if personally delivered. A party may change its notice address by written notice to the other party.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.

New York law governs the Loan Documents, except to the extent that validity or perfection of the security interest or remedies hereunder in respect of any particular Collateral are mandatorily governed by the laws of a jurisdiction other than the State of New York. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts located in New York County, New York and Borrower accepts jurisdiction of the courts and venue in New York County, New York. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE LENDER’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS AGREEMENT WITH ITS COUNSEL.

12.	GENERAL PROVISIONS.

12.1   Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Lender’s prior written consent which may be granted or withheld in Lender’s discretion. Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2   Indemnification; Reimbursement. Borrower hereby indemnifies, defends and holds Lender and its officers, employees, directors, agents and Affiliates (collectively, the “Indemnified Parties”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Losses”) asserted against an Indemnified Party by any other Person in connection with the transactions contemplated by the Loan Documents, including the exercise of remedies hereunder; and (b) all losses or Lender Expenses incurred or paid by any Indemnified Party in connection with the transactions contemplated by the Loan Documents (including attorneys’ fees and expenses). If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which Lender may be entitled to indemnity hereunder, Lender shall give the Borrower written notice thereof and copies of any documents in its possession which relate to such third-party claim, action or proceeding. A delay in giving notice shall not relieve Borrower of its indemnification obligations hereunder. Without limitation of the foregoing, Borrower agrees to reimburse Lender for any and all Lender Expenses when invoiced by Lender, noting that such amounts are due upon invoice or when presented to Borrower for payment. Notwithstanding anything set forth herein to the contrary, in no event shall any obligation to indemnify or reimburse any Indemnified Party extend to any Losses caused by an Indemnified Party’s gross negligence, willful misconduct or bad faith.

12.3   Right of Set-Off. Borrower hereby grants to Lender, a lien, security interest and right of setoff as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all Collateral. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.4   Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5   Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6   Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7   Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

12.8   Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect while any Obligations remain outstanding. The provisions of Section 11 hereof and the obligations of Borrower under Section 12.2 hereof shall survive the Termination Date hereof.

12.9   Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i)  to prospective transferees or purchasers of any interest in the Advances (provided, however, Lender shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (ii) to Lender’s existing lenders and any prospective lenders (who will be informed of the confidential nature of such information and instructed to keep such information confidential); (iii) to Lender’s board of directors and Lender’s internal credit committee (who will be informed of the confidential nature of such information and instructed to keep such information confidential); (iv) as required by law, regulation, subpoena, or other order; or (v) to Lender’s Affiliates and limited partners (who will be informed of the confidential nature of such information and instructed to keep such information confidential) or (vi) as Lender considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; (b) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information; or (c) is known by Lender by means outside of the negotiation or operation of this Agreement or the transactions related hereto.

12.10  Acknowledgement and Waiver. Borrower hereby acknowledges the rights and remedies of Lender set forth in Section 9.1, including but not limited to, Lender’s ability to occupy Borrower’s premises and operate Borrower’s business. Borrower hereby waives any cause of action it may have against Lender arising in connection with the exercise by Lender of such rights and remedies, except for causes of action arising from Lender’s gross negligence or willful misconduct.

12.11   Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, to the extent such calculations and determinations are defined by GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth on Schedule 1 hereto. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

12.12   Force Majeure. In no event shall Lender be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, including, but not limited to floods, hurricanes, earthquakes or other such occurrences, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the date first above written.

BORROWER:

ACCELERIZE INC.

By:   /s/ Anthony Mazzarella

Name:  Anthony Mazzarella

Title:  Chief Financial Officer

LENDER:

SAAS CAPITAL FUNDING II, LLC

By:   /s/ Todd Gardner

Name: Todd Gardner

Title: President

Schedule 1

DEFINITIONS

Definitions. In this Agreement:

“Account Control Agreement” means an agreement among Lender, the Borrower and a financial institution pursuant to which Lender is granted, immediately or upon delivery of notice, “control” (as such term is defined in the Code) over a deposit or securities account in a form satisfactory to Lender.

“Accounts” is as defined in the Code and shall include a right to payment of a monetary obligation, whether or not earned by performance (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of (including recurring revenue streams associated with contracts for software as a service, software application delivery models and other technology) and (ii) for services rendered or to be rendered.

“Adjusted EBITDA” means, for any period, the sum of (i) EBITDA plus (ii) non-cash Equity Interest compensation expense minus (iii) research and development expenses that are capitalized by Borrower.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any End User for any Account.

“Advance” is defined in Section 2.1.1(a) of this Agreement.

“Advance Rate” means an interest rate for each Advance (other than the Initial Advance) as set forth on the Note evidencing such Advance, which shall be a fixed interest rate per annum equal to the greater of (i) 10.25% and (ii) the sum of 9.21% plus the Three-Year U.S. Treasuries Rate determined as of the date of each Advance (other than the Initial Advance).

“Advance Request” is defined in Section 2.1.1(e) of this Agreement.

“Affiliate” is a Person that owns or controls directly or indirectly any other Person, any Person that is controlled by or is under common control with any other Person, and, with respect to any Person, each of such Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, such Person’s managers and members.

“Agreement” is defined in the preamble.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Application Availability” is the extent to which an application is operational, functional and usable for completing or fulfilling a user’s or business’s requirements. Application Availability is determined by the following formula, expressed as a percentage, (Total Expected Availability – aggregate Unplanned Interruption time) / Total Expected Availability. “Total Expected Availability” shall be defined as all of the time in the period that was not part of the normal maintenance window minus any Interruption that was announced more than six (6) hours prior to such occurrence.

“Availability” means, as at any time, an amount equal to the difference of: (a) the lesser of (i) the Facility Amount or (ii) the Borrowing Base at such time and (b) the aggregate amount of Outstandings at such time.

“Borrower” is defined in the preamble.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or web applications or any equipment containing the information.

“Borrowing Base” for the purpose of any Advance, means as of any date of determination, an amount equal to four (4) times the average of Borrower’s Monthly Recurring Revenue for each of the three (3) most recently ended months as evidenced by a then current MRR Reconciliation Report minus fifteen percent (15%) of Deferred Revenue.

“Business Day” is any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to remain closed.

“Cash Receipts” means cash collected through or deposited in the Collections Account or Lockbox.

“Chattel Paper” is as defined in the Code.

“Closing Date” is the date the Initial Advance is made.

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“Code” is the Uniform Commercial Code as adopted in New York, as amended and as may be amended and in effect from time to time.

“Collateral” means any and all properties, rights and assets of Borrower granted, assigned or pledged by Borrower to Lender or arising under the Code, now, or in the future, in which Borrower obtains an interest or the power to transfer rights, and as more specifically described on Exhibit A to this Agreement.

“Collateral Monitoring Fee” means a monthly fee of $750 payable by Borrower to Lender. The initial such fee shall be due and payable on the Closing Date in an amount equal to the pro-rated amount for the period from the Closing Date through the fifteenth (15) day of May, 2016. Thereafter, such fee shall be due and payable on the fifteenth (15th) Business Day of each calendar month during the Term with the fee for the last month of the Term being prorated to the Termination Date.

“Collections” are all funds representing revenue received from or on behalf of an End User for Accounts and shall include funds received by or in the form of, but not limited to, checks, cash, ACH transfers, wire transfers, EBTs, credit card payments, direct deposits and direct debit payments.

“Collections Account” means Borrower’s account, identified as account number 7702008012, maintained by Pacific Western Bank (ABA Routing Number: 053112615), and governed by an Account Control Agreement entered into by and among Borrower, Lender and Pacific Western Bank.

“Compliance Certificate” shall be in the form set forth in Exhibit B attached hereto, including the MRR Reconciliation Report and additional supporting schedules or exhibits.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Contribution Cure Period” is defined in Section 8.2.1 of this Agreement.

“Credit Card Control Agent” means the credit card control agent under the Credit Card Control Agreement.

“Credit Card Control Agreement” is defined in Section 6.15 of this Agreement.

“Default Rate” is defined in Section 9.6 of this Agreement.

“Deferred Revenue” means all amounts received or invoiced, as appropriate, for deferred revenue and revenue recognition, as determined in accordance with GAAP consistently applied, in advance of performance under contracts and not yet recognized as revenue (but which such contracts will be performed, and corresponding revenue will be recognized, within one year of any relevant invoice date) and shall be consistently categorized as it has been in the Borrower’s historical financial statements prior to the date of this Agreement.

“Delivered Items” means all source code necessary to build Borrower’s software applications and all associated utilities and tools, all tools and libraries necessary to build the applications, all administrative account information (user name and password) for the production environment system (all servers, all network equipment and all application administrator accounts), administrative account information (account number, user name and password) for DNS accounts for the hosted environment, administrative account information (account number, user name and password) for corporate website accounts, administrative account information (account number, user name and password) for data backup plans and the encryption key required for the full use, benefit and operation of the aforementioned items.

“Deposit Account” is as defined in the Code.

“Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined in accordance with GAAP consistently applied.

“Domestic Subsidiary” means any Subsidiary organized or formed under the laws of any State of the United States or the District of Columbia.

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“Early Termination Amount” to the extent applicable to a Note, “Early Termination Amount” is as defined in such Note.

“EBITDA” means, for any period, Net Income for such period plus the aggregate amounts deducted in determining such Net Income in respect of (a) income taxes, (b) Interest Expense and (c) Depreciation and Amortization Charges, each determined in accordance with GAAP.

“Electronic Chattel Paper” is as defined in the Code.

“Eligible End User” are all End Users in the ordinary course of Borrower’s business that are deemed creditworthy by Lender in its discretion.

Without limiting the fact that the determination of which End Users are eligible hereunder is a matter of Lender discretion in each instance, Eligible End Users shall not include the following End Users (which listing may be amended or changed in Lender’s discretion with notice to Borrower):

(a)     Any End User who has indicated that it will not renew;

(b)     Any End User that has not paid within sixty (60) days of invoice due date any amounts due; provided, however, that Lender may waive this provision for certain Accounts, on a case by case basis, in its sole and absolute discretion;

(c)     Any End User who is a federal government entity or any department, agency, or instrumentality thereof except for the United States if the payee has assigned its payment rights to Lender and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(d)     Any End User who is an Affiliate, officer, employee, or agent of Borrower;

(e)     Any End User that disputes liability or makes any claim and Lender believes there may be a basis for such dispute;

(f)     Any End User that is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(g)     Any End User for which Lender reasonably determines collection to be doubtful or any End User who is unacceptable to Lender in its commercially reasonable judgment.

“End User” shall mean any Person who has paid or is obligated to pay to the Borrower use or license fees, service fees or any other amount, however described, in connection with the use of Borrower’s Intellectual Property, including without limitation, Software.

“Equipment” is as defined in the Code.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations, as amended.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into, at Lender’s request, among Borrower, Lender and the Escrow Agent.

“Events of Default” are set forth in Section 8 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Amount” is Eight Million Dollars ($8,000,000.00).

“Facility Fee” means an annual fee payable by Borrower to Lender in an amount equal to one percent (1.0%) per annum of the Facility Amount, which such Facility Fee will be payable annually in advance commencing on the Closing Date, and continuing on the first anniversary of the Closing Date and each subsequent anniversary to, but not including, the Final Advance Date.

“Final Advance Date” means twenty four (24) months from the Closing Date unless extended in the sole discretion of the Lender.

“Fixtures” means goods that have become so related to particular real property that an interest in them arises under real property law, including, without limitation, all machinery, equipment, computer hardware, furniture, furnishings, fixtures, and packaging production equipment, parts, material handling equipment, supplies, aircraft and motor vehicles (titled and untitled) of every kind and description, now or hereafter owned by the Borrower, or in which Borrower may have or may hereafter acquire any interest, wheresoever located.

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“GAAP” is generally accepted accounting principles prescribed for United States companies by the Financial Accounting Standards Board and American Institute of Certified Public Accountants, consistently applied with the past practice of the Borrower.

“General Intangible” is as defined in the Code.

“Good Faith Deposit” means an amount equal to Thirty Thousand Dollars ($30,000) paid to Lender to initiate the necessary due diligence in connection with the transactions contemplated under this Agreement.

“Goods” is as defined in the Code.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Hosting Facility” shall mean a third party facility that provides computer server equipment and related services for the purpose of making Borrower’s software available on the internet for use by End Users.

“Hosting Servicer” shall mean the Person providing a Hosting Facility to Borrower from time to time.

“Hosting Control Agreement” shall mean a Hosting Control Agreement, in form and substance reasonably satisfactory to Lender, among Lender, Borrower and the Hosting Servicer providing for access to the Hosting Facility upon the occurrence and during the continuation of an Event of Default.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar Instruments, (c) capital lease obligations as determined in accordance with GAAP and (d) Contingent Obligations.

“Indemnified Parties” is defined in Section 12.2 of this Agreement.

“Initial Advance” means the Advance made to the Borrower on or about the Closing Date.

“Initial Minimum Advance” means an amount equal to Five Million Dollars ($5,000,000.00).

“Initial Rate” means a fixed interest rate of Ten and one quarter of one percent (10.25%) per annum on the Initial Advance.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instrument” is as defined in the Code.

“Intellectual Property” is defined in Exhibit A to this Agreement.

“Interest Expense” shall mean, for any period, interest expense of Borrower for such period, as determined in accordance with GAAP consistently applied.

“Interruption” means any outage when clients cannot login to the web application, clinical data is completely inaccessible, or financial data is completely inaccessible or not receiving synchronizations from field devices.

“Inventory” is as defined in the Code.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person (other than advances for business expenses in the ordinary course).

“Investment Property” is as defined in the Code.

“Key Member of Management” means Borrower’s Chief Executive Officer, President, Chief Financial Officer (or equivalent), Chief Technology Officer, Chief Marketing Officer (or equivalent), and Vice President of Sales.

“Lender” is defined in the Preamble.

“Lender Expenses” are all audit fees and expenses and costs or expenses (including reasonable professional fees, technology due diligence reports and attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including the exercise of rights and remedies hereunder and any appeals or Insolvency Proceedings).

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“Letter of Credit Rights” is as defined in the Code.

“Lien” is a mortgage, leasehold mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation or other encumbrance of any kind in respect of an asset.

“Loan Documents” are, collectively, any present or future agreement, document or Instrument executed or entered into in connection with this Agreement and/or the transactions contemplated hereunder, including, but not limited to, this Agreement (including any schedules, amendments, addendums and exhibits thereto), any and all schedules to this Agreement or any other document constituting a “Loan Document”, any Note, any guaranties executed by Borrower or any party in connection herewith or the transactions contemplated hereunder, any security agreement entered into in connection with any patents, trademarks, copyrights or other Intellectual Property of the Borrower, including without limitation, the Patent, Trademark and Copyright Security Agreement, any Account Control Agreement, any Lockbox Agreement, any Credit Card Control Agreement, any subordination agreement, any Compliance Certificate or any other certificate delivered in connection herewith, any Advance Request, any Escrow Agreement, the Hosting Control Agreement, any post-closing letter and the Warrant, each as amended, restated, supplemented or otherwise modified, from time to time.

“Lockbox” means the post office box to which payments by End Users are directed.

“Lockbox Agreement” means an agreement among Lender, the Borrower and a financial institution describing, among other things, the terms upon which the financial institution will go to the Lockbox, retrieve payments from the Lockbox, process payments in the Lockbox and deposit the funds from the Lockbox into the Collections Account.

“Losses” is defined in Section 12.2.

“Material Adverse Change”: means, in the reasonable discretion of Lender (i) a material impairment in the perfection or priority of Lender’s security interest in the Collateral (other than one resulting solely from Lender’s gross negligence or willful misconduct in failing to take reasonable actions to perfect its Lien) or in the value of such Collateral; (ii) a material adverse change in the business, operations, or financial condition of Borrower; or (iii) a material impairment in the ability of the Borrower to repay any portion of the Obligations when due.

“Minimum Advance” means an amount equal to One Hundred Thousand Dollars ($100,000).

“Minimum Balance” is defined in Section 2.2.3.

“Monthly Payment” is as defined in each Note.

“Monthly Reporting Package” is defined in Section 6.2(a) of this Agreement.

“Monthly Recurring Revenue (MRR)” means the average of the prior three (3) consecutive calendar months, at any time during the Term, with each month’s MRR amount calculated at the end of each month during such three-month review period, of the sum of Software Services Revenue derived from Eligible End Users minus (i) any Software Services Revenue derived from an Eligible End User that has not paid any invoice within sixty (60) days of its invoice due date.

“MRR Reconciliation Report” means such report included with any Compliance Certificate setting forth Borrower’s Monthly Recurring Revenue (MRR) along with any necessary supporting information and calculations.

“Net Income” means, for any period, the total revenue for such period minus the total expenses for such period, determined in accordance with GAAP.

“Net Loss” means Borrower’s pretax net loss as determined by GAAP, applied consistently.

“Note” shall mean each promissory note made by the Borrower and payable to Lender, evidencing each separate Advance hereunder in the amount of such Advance, and substantially in the form of the Note attached as Exhibit C to this Agreement.

“Obligations” include, but are not limited to, all advances, liabilities, obligations, principal, interest, premiums, payments covenants, fees, expenses (including reasonable professional fees and attorneys’ fees and other Lender Expenses), claims for indemnification, duties and/or other amounts now or hereafter owing, arising, due or payable by Borrower in connection with this Agreement, any other Loan Document, the transactions contemplated hereunder or thereunder and any other document, Instrument or agreement, executed or entered into in connection herewith or therewith.

“Operating Accounts” means each of the Borrower’s deposit accounts set forth on Schedule 5.2a hereof and identified by each account’s respective account number and financial institution where such account is maintained and each such account shall be governed by an Account Control Agreement, unless Lender shall not require an Account Control Agreement for any particular Operating Account.

“Organizational Documents” means Borrower’s articles/certificate of incorporation/organization, code of regulations, bylaws, operating agreements, resolutions, actions, or other applicable charter or other governing documents.

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“Outstandings” means, on any date, the aggregate principal amount of all unpaid Advances on such date.

“Patent, Trademark and Copyright Security Agreement” means the Patent, Trademark and Copyright Security Agreement, dated as of the date hereof, entered into between Lender and Borrower.

“Pending Litigation” means those certain lawsuits styled McCollum v. Accelerize Inc., Case No. 30-2015-00773093-CU-NP-CJC and the cross complaint in Accelerize Inc. v. McCollum, Case No. 30-2015-00772908-CU-BC-CJC pending in Superior Court of California, County of Orange and any other proceeding related thereto or brought against Borrower or any officer thereof in connection with such lawsuits.

“Permitted Indebtedness” is:

(a)     Borrower’s Indebtedness to Lender under this Agreement or any other Loan Document;

(b)     Subordinated Debt;

(c)     Indebtedness to trade creditors incurred in the ordinary course of business;

(d)     Indebtedness secured by Permitted Liens;

(e)     credit card Indebtedness not to exceed an aggregate amount of (i) from the Closing Date until the 30th day following the Closing Date, $500,000 and (ii) thereafter, $250,000, in each case, at any time outstanding; and

(f)     Indebtedness existing on the date hereof and disclosed on Schedule 11.

“Permitted Investments” are:

(a)     marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition;

(b)     commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(c)     certificates of deposit maturing no more than 1 year after issue;

(d)     Investments representing the ownership in wholly-owned Subsidiaries not to exceed $100,000 in any year after the Closing Date;

(e)     Investments consisting of deposit accounts in which Lender has a perfected security interest; and

(f)     any other investments administered through Lender.

“Permitted Liens” are:

(a)     Liens arising under this Agreement or other Loan Documents;

(b)     Liens existing on the date hereof and listed on Schedule 12 attached hereto;

(c)     Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower or a Subsidiary, as applicable, maintains adequate reserves on Borrower’s Books or such Subsidiary’s books, as applicable;

(d)     Purchase money Liens securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment.

(e)     Liens relating directly to Operating Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s or any Subsidiary’s business;

(f)     Statutory Liens of landlords, Liens of collecting banks under the Code on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(g)     Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

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(h)     Any attachment or judgment Lien not constituting an Event of Default hereunder;

(i)     Liens granted to secure Permitted Indebtedness; and

(j)     Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (i), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Proceeds” means the following property: (a) whatever is acquired upon the sale, lease, exchange, or other disposition of Collateral; (b) whatever is collected on, or distributed on account of, Collateral; (c) rights arising out of Collateral; (d) to the extent of the value of Collateral, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to the Collateral; or (e) to the extent of the value of Collateral and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to the Collateral.

“Products” means property directly or indirectly resulting from any manufacturing, processing, assembling or commingling of any Inventory.

“Qualified Claim” is defined in Section 6.19 of this Agreement.

“Reserves” is as defined under GAAP.

“Responsible Officer” is each of the Chairman, Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revenue” is as defined under GAAP, provided that Borrower shall not materially change its methodology of calculating “Revenue” from the methodology used in its audited financial statements unless such change is at the direction of Borrower’s auditors and Lender has consented to such new methodology, which consent will not be unreasonably withheld.

“Revenue Renewal Rate” shall mean the current month’s Revenue derived from Eligible End Users that generated Revenue during the same calendar month of the immediately preceding year divided by the Revenue derived from Eligible End Users during such month during the immediately preceding year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Advance Request Date” is defined in Section 2.1(c).

“Secured Bank Account” means any deposit or securities account which is governed by an Account Control Agreement including, without limitation, the Collections Account.

“Service Agreement” means that certain Service Agreement entered into by and between Borrower and the Hosting Servicer pursuant to which the Hosting Servicer provides dedicated hosting services to Borrower, as more fully described in such Service Agreement.

“Software” is as defined in the Code and includes any internal development costs that are capitalized in accordance with GAAP.

“Software Services Revenue” shall be consistently categorized as it has been in the Borrower’s historical financial statements prior to the date of this Agreement as “License Revenue” and “Usage Revenue” and shall generally include all recurring license and service revenue derived from the sale of Borrower’s software and any other reported recurring revenue, but which shall exclude, without limitation, professional services revenue and other similar non-recurring revenue.

“Stub Period” is as defined in each Note.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender pursuant to a subordination agreement entered into among Lender, Borrower and each subordinated creditor, such debt and agreement to be on terms acceptable to Lender, which acceptance shall be evidenced by Lender’s execution and delivery of the subordination agreement.

“Subordination Agreement” is defined in Section 3.1(h) of this Agreement.

“Subsidiary” as to any Person, a corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other Equity Interests is owned or controlled, directly or indirectly, by such Person.

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“Tangible Chattel Paper” is as defined in the Code.

“Technical Items” means all documented deployment procedures, third party software and tools, infrastructure description and components (ex. operating system, database, hardware, release levels, etc.), third party licensing agreements, testing scripts and documentation and contact information for all key personnel of Borrower.

“Term” means a period that commences on the Closing Date and ends on the Termination Date.

“Termination Date” means the earlier of (a) the date that is thirty-six (36) months from the date of any final Advance permitted hereunder and (b) the date all Obligations become due and payable pursuant to Section 9.1(a) of this Agreement or otherwise.

“Three-Year US Treasuries Rate” means the fluctuating rate of interest which is publicly announced daily by the Federal Reserve on its Federal Reserve Board Statistical Release H.15, Daily Update, located on the internet at: http://www.federalreserve.gov/releases/h15/ update/.

“Transfer” is defined in Section 7.1 of this Agreement.

“Unplanned Interruption” shall mean any Interruption that occurs outside of the Borrower’s normal maintenance window or not announced more than six (6) hours prior to such occurrence in which End Users experience an inability to access or use Borrower’s services or products; provided that the Borrower shall not change such processes without Lender’s consent, which consent will not be unreasonably withheld.

“Warrant” means the Warrant granted to SaaS Capital Partners II, LP by Borrower to evidence Lender’s right to purchase an agreed-upon amount of Borrower’s Common Shares.

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Schedule 4.1

List of material licenses that prohibit or restrict Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property

None.

Schedule 4.1

Schedule 5.1

Borrower’s exact legal name: Accelerize Inc.

Borrower is an organization of the following type: corporation

Borrower is organized in the following jurisdiction: Delaware

Borrower’s organizational identification number (or state if there is none): EIN 20-3858769

Borrower’s place of business is (if more than one, then Borrower’s chief executive office as well as Borrower’s mailing address if different): 20411 SW Birch St., Suite 250, Newport Beach, CA 92660

Schedule 5.1

SCHEDULE 5.2a

Borrower has the following deposit accounts:

Pacific Western Bank	406 Blackwell St. Durham, NC 27701	Accelerize Inc.	Main account
Pacific Western Bank	406 Blackwell St. Durham, NC 27701	Accelerize Inc.	Disbursement
Pacific Western Bank	406 Blackwell St. Durham, NC 27701	Accelerize Inc.	Payroll
Pacific Western Bank	406 Blackwell St. Durham, NC 27701	Accelerize Inc.	Asset lending

Borrower has the following securities accounts:

None.

Schedule 5.2a

SCHEDULE 5.2b

List of Collateral in Possession of Bailee

None.

Schedule 5.2b

SCHEDULE 5.2c

List of Locations Where Collateral Will Be Located

20411 SW Birch Street, Suite 250

Newport Beach, CA 92660

12121 Wilshire Blvd. Suite 740

Los Angeles, CA 90025

76-78 Charlotte Street

4th Floor

London, UK W1T 4QS

Schedule 5.2c

SCHEDULE 5.5

Pending Litigation

McCollum v. Accelerize Inc., Case No. 30-2015-00773093-CU-NP-CJC and Accelerize Inc. v. McCollum, Case No. 30-2015-00772908-CU-BC-CJC pending in Superior Court of California, County of Orange.

Schedule 5.5

SCHEDULE 6.2

Financial Reporting

Borrower shall deliver to Lender:

(i)     commencing with fiscal year ending 2016 and continuing for each fiscal year thereafter so long as any Advance remains outstanding, as soon as available, but no later than the seventy-fifth (75th) day after the end of each fiscal year (or, if earlier, on the date of any required public filing thereof), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Lender; and

(ii)     commencing with the Closing Date and continuing for each month thereafter so long as any Advance remains outstanding, as soon as available, but no later than the fifteenth (15th) day of each month, a copy of Borrower’s balance sheet statement, income statement and statement of cash flows, each as prepared for the month and compared to Borrower’s annual financial plan.

Schedule 6.2

Schedule 6.17

Financial Covenants

(following page)

Schedule 6.17

The following financial covenants and any provisions in connection therewith shall be obligations of Borrower under this Agreement until all outstanding obligations have been paid in full and the commitment of Lender to make Advances under this Agreement has been terminated, and any violation or breach of such covenants shall constitute an Event of Default under this Agreement:

i.     Minimum Adjusted EBITDA. Borrower shall not suffer or permit its average Adjusted EBITDA per month for any three (3) consecutive calendar months, with each such month’s Adjusted EBITDA to be calculated as of the last day of such month to exceed the amounts set forth below for the periods set forth below (numbers in parentheses are negative):

Period	Minimum Adjusted EBITDA
From the closing Date to June 30, 2016	($250,000)
July 1, 2016 to December 31, 2016	($150,000)
January 1, 2017 and all times thereafter	$0

ii.     Revenue Renewal Rate. The Borrower shall not permit its average Revenue Renewal Rate per month for any three (3) consecutive calendar months, with each such month’s Revenue Renewal Rate calculated at the end of such month within the Term, to be less than eighty percent (80%).

Schedule 6.17

Schedule 10

Notice Information

If to the Borrower:

Accelerize, Inc.

20411 SW Birch St., Suite 250

Newport Beach, CA 92660

Attention of:

E-mail:

with copies to (which shall not constitute notice):

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Attention of: J. Truman Bidwell Jr.

Email: jbidwell@sandw.com

If to Lender:

SaaS Capital Funding II, LLC

810 Seventh Avenue, Suite 2005

New York, New York 10019

Attention: Martin Friedman

with copies to (which shall not constitute notice):

SaaS Capital Funding II, LLC

1225 Hayward Avenue

Cincinnati, Ohio 45208

Attention: Todd Gardner

E-mail: tgardner@saas-capital.com

with copies to (which shall not constitute notice):

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

Attn: David J. Willbrand

Email: david.willbrand@thompsonhine.com

Schedule 10

Schedule 11

Permitted Indebtedness

None.

Schedule 11

Schedule 12

Permitted Liens

None.

Schedule 12

EXHIBIT A

Collateral Description

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All Goods, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including payment intangibles), Accounts, Collections, documents, Instruments (including any promissory notes), Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper), cash, cash equivalents, Deposit Accounts, Fixtures, Letters of Credit Rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other Investment Property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All proceeds of all the Intellectual Property (as defined below) that are accounts, (i.e. accounts receivable) of Borrower, or General Intangibles consisting of rights to payment, including but not limited to, all rights to payment arising under customer contracts related to Software; and

All works of authorship, copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired, and including all moral rights included or embodied therein; all patents, patent applications and like protections including without limitation design and utility patents, utility models, industrial designs, improvements, divisions, continuations, renewals, reissues, reexaminations, extensions and continuations-in-part of the same and the inventions disclosed or claimed therein; trade names; trademarks, service marks and applications therefor, whether registered or not, trade dress, and all of the goodwill of the business of Borrower connected with and symbolized by such trademarks, service marks and trade dress, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, source code, Software license rights and agreements and confidential information now owned or hereafter acquired; databases; domain names; or any claims for damage and injunctive relief by way of any past, present and future infringement, dilution, misappropriation or breach of any of the foregoing (collectively, the “Intellectual Property”); and

All of Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, Products, Proceeds and insurance proceeds of any or all of the foregoing; provided that, notwithstanding the foregoing, the Collateral shall not include property (including any attachments, accessions or replacements) that is subject to a lien that is permitted pursuant to Section 7.5, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

All terms used in this Exhibit A that are defined in the Code, and not otherwise defined in this Agreement, shall have the meanings as set forth in the Code.

The following are excluded from the Collateral: (a) equity interests in any foreign subsidiary in excess of sixty-five percent (65%), to the extent a grant of a security interest in such equity interests would result in material adverse tax consequences to the grantor of the security interest; (b) equity interests in a foreign subsidiary that is not a first-tier subsidiary of Borrower or a Domestic Subsidiary, (c) any agreement, lease, license, contract, or property rights in which the grant of a security interests would cause a breach or make such agreement, lease, license, contract or property right invalid or unenforceable (d) any asset the grant or perfection of a security interest in which would be prohibited by anti-assignment provisions of Applicable Law, or by anti-assignment provisions of contracts governing such asset, and (e) trademark applications prior to the filing of a statement of use; but only, in each case of clauses (c) and (d), to the extent, and for as long as, such prohibition is not terminated or such invalidity, unenforceability or prohibition is not rendered unenforceable or otherwise deemed ineffective by the Code or any other Applicable Law.

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EXHIBIT B

Compliance Certificate

I, the undersigned Responsible Officer of Accelerize Inc. (“Borrower”), hereby certify in my official capacity in connection with the Loan and Security Agreement (the “Loan Agreement”) between Borrower and SaaS Capital Funding II, LLC (“Lender”) as follows (all capitalized terms used herein shall have the meaning set forth in the Loan Agreement):

Borrower represents and warrants as follows:

Borrower is the owner with legal right to sell, transfer, assign and encumber each Account;

Except as otherwise noted, each End User is an Eligible End User;

Except as set forth on the Schedules to the Loan and Security Agreement, there are no defenses, offsets, counterclaims or agreements for which any End User may claim any deduction or discount;

None of Borrower’s amounts due relating to Accounts are backdated, postdated, or redated and Borrower has made no sales on extended dating of credit terms other than in accordance with Borrower’s past practices as previously disclosed to Lender in writing;

Except as otherwise noted, Borrower has no knowledge that any End User is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing; and

Lender has the right to endorse and/or require Borrower to endorse all payments received on Accounts and all proceeds of Collateral;

No written representation, warranty or other statement of Borrower in any Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements not, in light of the circumstances in which they were made, misleading.

Borrower and each Subsidiary, if any, is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized, and do not conflict with Borrower’s Organizational Documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.

The Borrower further certifies that:

(1)     The undersigned has reviewed the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions of Borrower during the accounting period covered by the financial statements attached (or most recently delivered to Lender if none are attached).

(2)     The examinations described in paragraph 1 above did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

(3)     Schedule I attached hereto sets forth financial data and computations and other information evidencing Borrower’s compliance with the covenants set forth in Schedule 6.17 to the Loan Agreement, all of which data, computations and information are true, complete and correct in all material respects as of the end of the immediately preceding calendar month.

B-1

(4)     The financial statements and reports referred to in Section 6.2(a) of the Loan Agreement which are delivered concurrently with the delivery of this Compliance Certificate fairly present, in all material respects, the consolidated financial condition and operations of Borrower as of such date and the results of its operations for the period then-ended in accordance with GAAP applied consistently.

(5)     [The Escrowed Items contained in the escrow deposit account pursuant to the terms of the Escrow Agreement are complete, readable and in working condition. The Escrowed Items were updated by the Borrower within one week after the latest major release of the application was made available to customers and also within one week after any change to the application was made available to customers that would cause the previously Escrowed Items to no longer be usable to create a working application using the current customer databases. In any case, the Escrowed Items were last updated within the past six months.] [TO BE USED ONLY IF AN ESCROW AGREEMENT IS IN PLACE.]

(6)     The backup of customer data has occurred and will continue to occur in accordance with Section 6.8 of the Loan Agreement. The data has been periodically checked by the Borrower for completeness and integrity.

(7)     Described below are the exceptions, if any, to paragraph 2 hereof by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

(8)     The MRR Reconciliation Report, attached hereto as Schedule II, sets forth certain data, computations and information as applicable, all of which are true, complete and correct in all material respects and all of which are in accordance with the provisions of this Agreement.

(9)     The information and supporting documentation collectively attached hereto as Schedule III, sets forth certain data, computations and information, all of which are true, complete and correct in all material respects.

The foregoing certifications, together with the computations and information set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this _____ day of _______________, 20__.

Sincerely,

ACCELERIZE INC.

By:_________________________

Name:

Title:

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Schedule I to Compliance Certificate

Financial Statements and Financial Covenant Computations

S 1

Schedule II to Compliance Certificate

[Attach MRR Reconciliation Report]

S 2

Schedule III to Compliance Certificate

Customer Service Metrics

(a) Number of customer support requests received during the past month:

(b) Number of customer support requests closed during the past month:

(c) Number of customer logins during the past month:

(d) Number of Unplanned Interruptions during the past month:

(e) Average Application Availability during the past month:

[DEFINITIONS/DESCRIPTIONS OF METRICS TO BE CONFIRMED]

Hosting Environment Changes

[Describe any significant changes to hosting environment (e.g. servers added/removed, firewalls replaced, etc.) or N/A if none.]

Service Outages

Describe any Unplanned Interruptions of more than one hour that occurred with respect to your Application Availability in the past month or N/A if none.

Application Architecture Changes

[Describe any significant changes to the application architecture (e.g. a change in programming languages, a change in operating environments or supported databases, or a significant new module added to the application. If more convenient, a copy of the current product roadmap (so long as it sets forth the required information as set forth above) may be attached.]

Key Contacts

[Describe any additions or departures in the leadership of the Product Development, Customer Support and Professional Services/Implementation teams or N/A if none.]

S 3

EXHIBIT C

Form of Secured Promissory Note

No. [__]

$[_______________]     [_________ __, 20__]

FOR VALUE RECEIVED, the undersigned, ACCELERIZE INC. (“Borrower”), by this Secured Promissory Note (No. [__]) (hereinafter, called this “Note”), hereby absolutely and unconditionally promises to pay to the order of SAAS CAPITAL FUNDING II, LLC (together with its successors and assigns, “Lender”), the aggregate principal amount of [________________________] ($___________) plus interest accrued thereon as follows: (i) for the period (the “Stub Period”) commencing on [_________ __, 20__] until [_________ 15, 20__], Borrower shall make an interest payment on [_________ 15, 20__] in the amount of $[____________], and thereafter, (ii) for the period (the “Interest Period” and together with the Stub Period, the “Interest Only Period”) commencing on [_________ 15, 20__] and ending on [_________ 15, 20__], Borrower shall make equal monthly interest payments, each in the amount of $[___________], and thereafter, (iii) for the period commencing on the 15th day of the calendar month immediately following the completion of the Interest Only Period, through [_________ 15, 20__] (the “Maturity Date”), Borrower shall make equal monthly payments of interest and principal, each in the amount of $[_________] (see Exhibit A hereto). Each payment hereunder is payable on the 15th day of each calendar month and the entire outstanding principal balance, together with all accrued and unpaid interest and any other charges, advances and fees outstanding hereunder, shall be due and payable in full on the Maturity Date unless the payment of such amounts are accelerated pursuant to the terms of the Loan Agreement. “Monthly Payment” shall mean each monthly payment of interest, or principal and interest, as the context may require.

This Note is one of the Notes referred to in, and is entitled to all the benefits of, the Loan and Security Agreement, dated as of May 5, 2016, between Lender and Borrower (as may be amended, restated, supplemented and/or modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement and this Note constitutes a Loan Document as defined in the Loan Agreement. To secure this Note and the repayment of any obligations in connection herewith, Borrower has granted to Lender a first priority security interest in, and Lien on, the Collateral as described in the Loan Agreement, subject only to Permitted Liens. Each overdue amount payable on or in respect of this Note or the Indebtedness evidenced hereby shall (to the extent permitted by Applicable Law) bear interest at the Default Rate.

This Note evidences an obligation of Borrower under the Loan Agreement (a) to repay the principal amount of the Advance evidenced by this Note and made by Lender to Borrower; (b) to pay interest on the Advance at the rate of [____]% per annum as set forth herein and until all principal hereunder is paid in full; and (c) to pay other amounts which may become due and payable hereunder (which shall include, without limitation, any interest at the Default Rate, as applicable, as well as any fees or expenses).

Pursuant to and upon the terms contained in the Loan Agreement, the entire unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the Indebtedness evidenced hereby may be declared to be immediately due and payable.

Every maker and endorser of this Note, or any guarantor of the obligations represented by this Note (the “Obligations”), waives presentment, demand, notice, protest, and all other demands or notices, in connection with the delivery, acceptance, endorsement, performance, default or enforcement of this Note, assents to any and all extensions or postponements of the time for payment or any other indulgence, to any substitution, exchange, or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable for any of the Obligations, and generally waives all suretyship defenses and defenses in the nature thereof except as expressly provided for in the Loan Agreement or any other Loan Document.

Borrower will pay, on demand, all costs and expenses of collection, including attorneys’ fees, incurred or paid by Lender (or any holder hereof) in enforcing this Note or the Obligations, whether through judicial proceedings or otherwise, to the extent permitted by law and in accordance with the Loan Documents, including but not limited to, all legal fees and out-of-pocket expenses reasonably incurred by Lender (a) in any bankruptcy proceeding(s), (b) in any workout of any of the obligations under this Note, the Loan Agreement and/or any of the other Loan Documents, (c) in advising Lender of any of its rights, remedies and/or obligations under this Note, the Loan Agreement and/or any of the other Loan Documents, (d) in connection with the enforcement of Lender’s rights under this Note, the Loan Agreement and/or any of the other Loan Documents, (e) in connection with the collections of any sums due under this Note, the Loan Agreement and/or any of the other Loan Documents, and/or (f) in connection with the preservation, collection or sale of any of the Collateral.

Any payments hereunder or in connection herewith shall be made in lawful money of the United States of

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America in immediately available funds as directed by Lender or as set forth in the Loan Agreement.

Borrower may prepay the principal amount of the Advance evidenced by this Note and then outstanding at any time, provided that such prepayment is made together with the full amount of the Early Termination Amount. Borrower shall provide written notice to Lender of its intention to make such a prepayment at least five (5) Business Days prior to the date of prepayment. For purposes of this Note and the Loan Agreement, “Early Termination Amount” shall mean: (a) the amount of any interest accrued but unpaid hereunder at the time of such prepayment, plus (b) any additional fees and expenses which may become due and payable hereunder, plus (c) an additional amount determined based on the date of such prepayment as specified in the table below.

Less than or equal to twelve (12) months after the date of this Note:	More than twelve (12) months, but less than twenty-four (24) months after the date of this Note:	More than twenty-four (24) months, but before the Maturity Date of this Note:2
Ten (10.0%) percent of the principal amount so prepaid	Six (6.0%) percent of the principal amount so prepaid	Three (3.0%) percent of the principal amount so prepaid

No delay or omission of Lender in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy. Acceptance by Lender of any payment after acceleration shall not be deemed a waiver of such acceleration. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and in the event that the aggregate of all amounts deemed interest under this Note exceed the highest rate permissible under Applicable Law, the rate in effect hereunder shall automatically be reduced to the legal maximum rate and Lender shall apply any amount collected in excess of such legal maximum rate to the principal balance hereunder.

This Note and the Obligations of Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of New York. Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note, except for notices expressly provided for in the Loan Agreement. Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction and venue of the courts of the State of New York and of any federal court located in New York County, New York in connection with any actions or proceedings brought against Borrower by Lender hereof arising out of or relating to this Note.

BORROWER HEREBY WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. BORROWER HAS REVIEWED THIS NOTE WITH ITS COUNSEL.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

C-2

IN WITNESS WHEREOF, this SECURED PROMISSORY NOTE (No. [_]) has been duly executed as of the date first above written.

ACCELERIZE INC.

By:
Name:
Title:

EXHIBIT D

Request for Advance

(Form of Advance Request)

SaaS Capital Funding II, LLC

810 Seventh Avenue, Suite 2005

New York, New York 10019

Attention: Todd Gardner

Dear Sirs:

You are hereby requested, pursuant to Section 2.1.1(e) and Section 3.2 of the Loan and Security Agreement, dated as of May 5, 2016, (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”), between Accelerize Inc., a Delaware corporation (the “Borrower”), and you, as lender, to make an Advance under the Loan Agreement to the Borrower in the amount set forth on Schedule I attached hereto. Capitalized terms not otherwise defined herein shall have the meanings given in the Loan Agreement.

The undersigned hereby certifies that as of the date hereof (1) the Borrower is in compliance with all of the terms and conditions of the Loan Agreement and the other Loan Documents; (2) before and after giving effect to the Advance requested hereby, no Event of Default has occurred and is continuing; and (3) each of the representations and warranties in Section 5 of the Loan Agreement or any other Loan Document (and any other statements or assertions set forth therein and except to the extent such representation and warranty relates to a specific date in which case the representation and warranty is true and correct in all material respects as of such date) are true and correct in all material respects.

Dated:	ACCELERIZE INC. By: Name: Title:

D-1

Schedule

Amount of Advance:

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